Exhibit 99.6

23 Jul 2013

Cisco + Sourcefire - Now Bigger, Stronger, Faster

posted by Martin Roesch

Today Cisco announced a definitive agreement to acquire Sourcefire. This presents all of us with a tremendous opportunity, one that will make Sourcefire even Bigger, Stronger, Faster than we are now.

I created Snort in 1998 to provide value-added security solutions for open source and address big problems that no one else could solve. We later expanded that open source commitment to ClamAV. We built Sourcefire to extend opportunities for users who needed to build scalable, manageable, high-performance and supported solutions. Our innovation has accelerated over the past 12 years as we executed and delivered on our focus – providing “security for the real world. Most recently we innovated FireSIGHT®, FirePOWER™ and Advanced Malware Protection for our commercial and government customers. And we’ve built both a technology and channel partner ecosystem equally as passionate about delivering these solutions.

The best news in all of this, especially for our partners, customers and open source users, is that Cisco is committed to accelerate the realization of our vision into the market. We’ll be able to more quickly innovate, develop and provide products and technologies that continue to solve your biggest security challenges. And not just for commercial and government solutions – they are committed to continued innovation and support of our open source projects, too.

If you know anything about Sourcefire, you know that the company is built on strict Firemen Principles and our people are at the forefront of everything we do. Cisco acquires companies for the people as much as it does for technology, and our deep security DNA of top specialized talent was a big part of their decision to acquire us. More than that, it’s been widely recognized that Maryland is a Center of Excellence for security innovation, and Sourcefire has attracted the best security talent in the region as well as around the globe. This talent, combined with our innovation and Cisco’s distribution capabilities and commitment to continuous and pervasive advanced threat protection, will accelerate the delivery of both of our visions to the market.

At 9 a.m. ET today there will be a live webcast where I will be with Chris Young, SVP, Cisco Security Group and Hilton Romanski, vice president, Cisco corporate development, to share more details about this acquisition.

Please join us in celebrating this great opportunity.

Marty

Additional Information and Where to Find It

In connection with the proposed acquisition by Cisco Systems, Inc. (“Cisco”) of Sourcefire, Inc. (“Sourcefire”) pursuant to the terms of an Agreement and Plan of Merger by and among Sourcefire, Cisco, and a wholly-owned subsidiary of Cisco, Sourcefire will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the proxy statement (including all amendments and supplements) because it will contain important information. Investors may obtain free copies of the proxy statement when it becomes available, as well as other filings containing information about Sourcefire, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Sourcefire’s Investor Relations web site (http://investor.sourcefire.com/) or by directing a request to Sourcefire at: Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, MD 21046.

Sourcefire and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from Sourcefire’s stockholders with respect to the acquisition. Information about Sourcefire’s executive officers and directors is set forth in the proxy statement for the Sourcefire 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2013. Investors may obtain more detailed information regarding the direct and indirect interests of Sourcefire and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

Forward-Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning Cisco’s proposed acquisition of Sourcefire, Sourcefire’s expected financial performance, as well as Sourcefire’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of our customers to the transaction; general economic conditions; the possibility that Sourcefire may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Cisco and Sourcefire file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Sourcefire identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Sourcefire is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.